Free Writing Prospectus

Filed pursuant to Rule 433

September 7, 2010

Registration Statement No. 333-168565-01 and

Post-Effective Amendment No. 1

Relating to

Preliminary Prospectus Supplement dated September 7, 2010 to

Prospectus dated September 1, 2010

INTERNATIONAL CCE INC.

Final Term Sheet for $1,000,000,000

2.125% Notes due 2015

3.500% Notes due 2020

Issuer:	International CCE Inc.

Securities Offered:	2.125% Notes due 2015
3.500% Notes due 2020

Principal Amount Offered Hereby:	$475,000,000 of 2015 Notes
$525,000,000 of 2020 Notes

Coupon:	2.125% per year for 2015 Notes
3.500% per year for 2020 Notes

Stated Maturity Date:	September 15, 2015 for 2015 Notes
September 15, 2020 for 2020 Notes

Optional Redemption Provisions/Make-Whole Call:	At the option of the Company, all or a portion of the Notes of each series may be redeemed at any time, or from time to time, on no less than 30 nor more than 60 days’ notice mailed to holders thereof, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes of such series to be redeemed and (b) the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.15% (15 basis points) for the 2015 Notes and at the Treasury Rate plus 0.20% (20 basis points) for the 2020 Notes, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date, as more fully described in the preliminary prospectus supplement.

Special Mandatory Redemption Provisions:	In the event the Company does not consummate the Transaction (as defined in the preliminary prospectus supplement) on or prior to May 25, 2011 or the Merger Agreement (as defined in the preliminary prospectus supplement) is terminated at any time prior thereto, the Company must redeem all of the Notes on the special mandatory redemption date (as defined in the preliminary prospectus supplement) at a redemption price equal to 101% of the aggregate principal amount of the Notes outstanding, plus accrued and unpaid interest from the date of initial issuance of the Notes or the most recent interest payment to date to which interest has been paid or duly provided for, whichever is later, to, but excluding, the special mandatory redemption date.

Public Offering Price:	99.632% for 2015 Notes, plus accrued interest from September 14, 2010, if any
99.125% for 2020 Notes, plus accrued interest from September 14, 2010, if any

Interest Payment Dates:	Each March 15 and September 15, beginning March 15, 2011

Purchase Price by Underwriters:	99.282% for 2015 Notes, plus accrued interest from September 14, 2010, if any

98.675% for 2020 Notes, plus accrued interest from September 14, 2010, if any
Trade Date:	September 7, 2010
Settlement Date:	September 14, 2010, which will be the fifth business day following the trade date. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.
CUSIPs:	459284 AA3 for 2015 Notes
459284 AB1 for 2020 Notes
Expected Ratings:	A3 (stable outlook) by Moody’s Investors Service, Inc.
BBB (stable outlook) by Standard & Poor’s Ratings Services
BBB+ (stable outlook) by Fitch, Inc.
Joint Book-Running Managers:	Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and RBS Securities Inc.

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Banc of America Securities LLC, toll-free at 1-800-294-1322, Barclays Capital Inc., toll-free at 1-888-603-5847, BNP Paribas Securities Corp., toll-free at 1-800-854-5674, Citigroup Global Markets Inc., toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, Deutsche Bank Securities Inc., toll-free at 1-800-503-4611, HSBC Securities (USA) Inc., toll-free at 1-866-811-8049, or RBS Securities Inc., toll-free at 1-866-884-2071.

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